January 01, 2015
Employment Agreement

TO:  Bob Riggs

Position: COO

Salary & Benefits

Base Pay:

•	$160,000 – Annual salary

•	Paid Bi-Monthly / Direct Deposit Available

•	90 Day Initial Performance Review followed with Yearly Performance Reviews. Performance reviews weighted highly on sales performance of all retail stores.

•	All Salary information is confidential, and not to be discussed with alternate employees for any reason.

Benefits Included:

•	Company Health Benefits - reimbursed
•	Stock or Vesting within Company sale roll up once program is established and clarified.

Vacation Schedule:

•	1 Week Vacation After First (1st) Year Service

•	2 Weeks' Vacation After Second (2nd) Year Service

•	No Sick or Personal Days Included

Epic Thrift is drug free.

Cordially,

Epic Thrift
HR